CONFIDENTIAL                                            DRAFT  3/27/97 3:12 PM

                                                            [GRAPHIC OMITTED]



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- May 28, 1997

Dear Stockholder:

      The Annual Meeting of Stockholders of THE SOUTHERN COMPANY will be held at the Hyatt Regency Atlanta, 265 Peachtree Street, Atlanta, Georgia on Wednesday, May 28, 1997, at 10:00 a.m. (EDT), for the following purposes:

(1)   Electing 14 members of the board of directors;

(2) Approving amendments to the Southern Company Executive Productivity Improvement Plan;

(3)   Approving the Southern Company Performance Stock Plan;

(4)   Approving the Southern Company Performance Dividend Plan; and

(5) Transacting such other business as may properly come before the meeting or any adjournments thereof.

      Your vote is important. Please use the toll-free telephone number on the enclosed proxy card or mark, date, sign, and promptly return the enclosed form of proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke this proxy by voting in person.

      Only stockholders of record at the close of business on March 31, 1997, are entitled to vote at the meeting.

By Order of the Board of Directors,



Tommy Chisholm
Secretary

Atlanta, Georgia
April 17, 1997